Exhibit 99.1

06-06
For further information:
John F. Walsh
Director of Investor Relations
Southern Union Company
800-321-7423

Southern Union Company Declares First Cash Dividend

HOUSTON -- (BUSINESS WIRE)—March 17, 2006 — The Board of Directors of Southern Union Company (the “Company”) (NYSE:SUG) has approved its first regular quarterly cash dividend of $0.10 per share on the Company's common stock. The dividend is payable on April 14, 2006, to holders of record at the close of business on March 31, 2006.

The dividend payable to participants in the Company’s Direct Stock Purchase Plan (the “Plan”) will automatically be reinvested in accordance with the terms of the Plan, while all other registered and beneficial shareholders will receive a cash payment. The Company is in the process of amending the Plan to allow participants the choice of receiving the cash dividend or reinvesting the full dividend. The Company also expects to make available by the second quarter’s dividend payment a reinvestment option for all registered shareholders.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates the nation’s second largest natural gas pipeline system with more than 22,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals.

Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.

Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.

Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.

For further information, visit www.sug.com